Exhibit 8.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas vedderprice.com

December 3, 2025

HBT Financial, Inc.

401 N. Hershey Road

Bloomington, Illinois 61704

Ladies and Gentlemen:

We have acted as special counsel to HBT Financial, Inc., a Delaware corporation (“Acquiror”), in connection with (i) the merger of HB-CNB Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), with and into CNB Bank Shares, Inc., an Illinois corporation (“Company”), with Company surviving as a wholly-owned subsidiary of Acquiror (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of October 20, 2025 by and among Acquiror, MergerCo and Company (the “Merger Agreement”) and (ii) immediately thereafter, the merger of Company with and into Acquiror with Acquiror surviving (the “Mid-Tier Merger,” and together with the Merger, the “Integrated Merger”) pursuant to the Agreement and Plan of Merger dated as of October 20, 2025 by and among Acquiror and Company (the “Mid-Tier Merger Agreement”). At your request, and in connection with the filing with the Securities and Exchange Commission of the Form S-4, including the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, relating to the Integrated Merger (the “Registration Statement”), we are rendering our opinion regarding certain U.S. federal income tax consequences of the Integrated Merger.

In rendering this opinion, we have examined the Merger Agreement, the Mid-Tier Merger Agreement and the Registration Statement and have reviewed such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In addition, we are expressly relying upon additional representations of fact made by Company in a letter dated the date hereof and by Byline in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Letters”). In such review and examination, we have assumed due authorization and execution of all documents, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as electronic or photostatic copies and the authenticity of the originals of such copies.

222 North LaSalle Street   |   Chicago, Illinois 60601   |   T +1 312 609 7500   |   F +1 312 609 5005

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HBT Financial, Inc.

December 3, 2025

Our opinions are based, in part, on the facts and representations set forth or referred to herein and the following assumptions: (i) the proposed Integrated Merger will occur in accordance with the terms of the Merger Agreement and the Mid-Tier Merger Agreement (in each case, without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), (ii) the facts and representations set forth or referred to herein as well as the facts and representations set forth in the Merger Agreement and the Mid-Tier Merger Agreement, are true, correct and complete as of the date hereof and will be true, correct and complete at all times up to and including the effective date and time of the Integrated Merger (the “Effective Time”), (iii) the factual statements and representations made to us by officers of Acquiror and Company in letters dated as of the date hereof are true, correct and complete and will continue to be true, correct and complete, without regard to any qualification for knowledge, intention, belief or disclaimer of responsibility or any similar qualification, as of the date hereof and at the Effective Time, and (iv) none of the parties to the Merger Agreement or Mid-Tier Merger Agreement will take any action prior to, at or after the Effective Time that would cause the Integrated Merger not to qualify as a reorganization as set forth in our opinion below. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. If any of the above described assumptions or conditions are untrue or inaccurate for any reason, our opinions as expressed below may be adversely affected.

For the purposes indicated above, and based upon and subject to the foregoing facts, assumptions, representations and conditions set forth or referred to herein and in the Registration Statement under the heading “The Merger – Material U.S. Federal Income Tax Consequences of the Integrated Merger” in the proxy statement/prospectus contained therein, it is our opinion that (i) for U.S. federal income tax purposes, the Merger and the Mid-Tier Merger will be treated as a single integrated transaction that qualifies a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiror and the Company will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such reorganization, and (ii) the statements regarding the United States federal income tax consequences set forth in in the Registration Statement under the caption “The Merger – Material U.S. Federal Income Tax Consequences of the Integrated Merger,” insofar as they constitute statements of law or legal conclusions, are correct in all material respects.Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Integrated Merger (i) on any party to the Integrated Merger or on any direct or indirect shareholder of the Company that is a corporation under the alternative minimum tax imposed under section 55 of the Code or (ii) under the excise tax imposed under section 4501 of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein, possibly with retroactive effect. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

HBT Financial, Inc.

December 3, 2025

Our opinion is limited to those U.S. federal income tax issues specifically stated herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax issues, arising from or related to the transactions contemplated by the Merger Agreement or the Mid-Tier Merger Agreement. Our opinion has been prepared in connection with Integrated Merger and the Registration Statement and may not to be relied upon for any other purpose, in whole or in part, without our prior written consent. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations will not be challenged by the Service or would be followed if they were to become the subject of judicial or administrative proceedings. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.
VEDDER PRICE P.C.